Exhibit 4.13

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”) is made as of November 8, 2004 between Publicis Groupe S.A. (“Publicis”) and Roger A. Haupt (“Consultant”) (“Publicis” and “Consultant” collectively the “Parties”).

WHEREAS, Consultant’s employment with Publicis terminates on December 31, 2004;

WHEREAS, Publicis wishes to be able to call upon Consultant to provide certain consulting services after the termination of his employment;

WHEREAS, Consultant is willing and able to provide such services;

NOW THEREFORE, for the consideration hereinafter set forth, the parties hereby agree as follows:

1.	SCOPE OF SERVICES

Consultant, as an independent contractor, agrees to provide Publicis with such consulting services (“Services”) in connection with Publicis’ strategy with respect to Publicis Groupe Media and Publicis Healthcare Communications Group as Publicis may request.

From time to time, during the course of this Agreement, the parties may execute specific project agreements (“Project Agreements”), which will include a detailed Scope of Services to address specific task assignments and deliverables for Publicis and/or Publicis’ clients and prospective clients. Such Project Agreements shall be subject to the terms of this Agreement.

Consultant shall report to the Chief Executive Officer of Publicis for the purposes of this Agreement.

2.	TERM

The Parties acknowledge and agree that the Services subject to this Agreement shall commence January 1, 2005 and that the Agreement shall continue in full force and effect through December 31, 2007 (“Term”).

3.	FEES AND EXPENSES

As consideration for Services performed pursuant to this Agreement, Publicis or its designated affiliate will pay Consultant fees (“Fees”) during the Term as follows:

$475,000.00 on January 31, 2005

$475,000.00 on January 31, 2006

$237,500.00 on January 31, 2007

$237,500.00 on July 31, 2007

When Services are performed at Publicis’ offices, no expenses for general office expenses such as telephone, overnight delivery, materials and the like will be reimbursed.

If Consultant is required to travel outside the general area in which he resides to render Services, Publicis will reimburse him for reasonable, actual and necessary travel expenses which shall include, if required, first class, round-trip transportation, ground transportation, hotel accommodations, meals and other reasonable living, business or travel expenses to the extent Consultant has obtained prior written approval of the Chief Executive Officer of Publicis. No reimbursement or allowance will be given for business entertainment expenses. All travel and lodging expenses will be itemized and billed at cost on a monthly basis. Appropriate original receipts for expenses including, but not limited to, taxis, lodging and meals shall accompany the invoice. Consultant will submit monthly invoices to Publicis for expenses incurred and approved pursuant to this Agreement

4.	EXCLUSIVITY AND NOTIFICATION OF CLIENT CONFLICTS

During the Term of this Agreement Consultant agrees not to accept as clients any other advertising agencies or other third parties reasonably regarded by Publicis as Publicis’ competitors, and not to work directly with Publicis’ clients without Publicis’ prior written approval.

Notwithstanding the foregoing, Consultant may advise Dentsu on international and client matters, except that Consultant may not advise Dentsu with respect to its relationship with Publicis, Toyota or any other Publicis client without the prior written approval of the Chief Executive Officer of Publicis.

5.	INDEPENDENT CONTRACTOR

Consultant is an independent contractor of Publicis. Under no circumstances shall Consultant be considered an agent or employee of Publicis.

6.	RESTRICTIVE COVENANTS

During the Term of this Agreement, Consultant covenants and agrees that he will not:

(a)	directly or indirectly, own, manage, operate, control, be employed by or be connected with the ownership, management, operation or control of:

(i) any advertising agency (or holding company or subsidiary thereof); other than Publicis;

(ii) any client of Publicis or of Publicis’ subsidiaries or affiliates; or

(iii) any company other entity selling products that compete with products of clients of Publicis or of Publicis’ subsidiaries or affiliates;

unless the Chief Executive Officer of Publicis shall have given prior written consent upon such terms as he shall deem appropriate.

(b)	directly or indirectly, for Consultant’s own benefit of for the benefit of any other person, firm or corporation:

(i) solicit, for the purposes of employment, either any employee of Publicis or its subsidiaries or affiliates or any employee of any client of Publicis or Publicis’ subsidiaries or affiliates;

(ii) induce either any employee of Publicis of its subsidiaries or affiliates or any employee of any client of Publicis or Publicis’ subsidiaries or affiliates to terminate such employment for purposes of becoming employed elsewhere;

(iii) interfere with the relationship either between Publicis or its subsidiaries or affiliates and its employees or between any client of Publicis of its subsidiaries or affiliates and its employees; or

(iv) otherwise hire or induce others to hire either any employee of Publicis or its subsidiaries or affiliates or any client of Publicis or its subsidiaries or affiliates;

unless the Chief Executive Officer of Publicis shall have given prior written consent upon such terms as he shall deem appropriate.

(c)	The precise value of the covenants contained in this Section 6 is so difficult to evaluate that no accurate measure of monetary damages could possibly be established and, in the event of a breach of threatened breach of such covenants, Publicis’ remedy at law would be inadequate and Publicis shall be entitled to temporary and permanent injunctive relief restraining Consultant from such breach or threatened breach. In the event that any covenant made in this Section 6 shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted. Nothing in this subsection (c) shall be construed as preventing Publicis from pursuing any and all other remedies available to it for breach or threatened breach of covenants made in this Section 6, including the recovery or money damages from Consultant.

7.	CONFIDENTIAL INFORMATION

“Confidential Information” shall mean all information disclosed to Consultant or to which Consultant is exposed which relates to Publicis’ past, present or future business plans, activities, ad campaigns and all other information, or that of Publicis’ clients. Consultant shall hold all such Confidential Information in trust and confidence for Publicis, and agrees that he will not, during or after the termination of this Agreement, disclose to any person, firm, or corporation, nor use for his own benefit, any information or knowledge obtained or generated by it during the performance of this Agreement.

Confidential Information shall not include information which: (i) was known to Consultant before disclosure under this Agreement; (ii) is or becomes publicly known through no wrongful act of Consultant; (iii) is independently developed by Consultant; (iv) is disclosed to Consultant by a third party without breach of any obligations of confidentiality; or (v) is disclosed pursuant to court order, duly authorized subpoena or governmental authority.

8.	REMEDIES

Consultant shall defend, indemnify and hold Publicis harmless from and against any and all claims arising out of or relating to Consultant’s performance under this Agreement, including but not limited to the following events:

(a)	Any material breach of any term of this Agreement; and

(b)	The unauthorized dissemination of Publicis’ confidential information.

The provisions of this Section shall survive the termination of this Agreement.

9.	RECORDS

Consultant agrees to keep full and proper records and accounts of all work done in connection with this Agreement and expenditures made in connection herewith, including the underlying documentation of such expenditures, for a period of not less than two (2) years after the close of the calendar year in which the transaction takes place, or such longer period as Publicis may reasonably require. Publicis or its designated representative shall be entitled to have such records and accounts examined and copies made during reasonable business hours and with prior notice through Publicis’ independent auditing firm.

10.	SOLE AGREEMENT AND AMENDMENTS

No representations or statements made by any representative of Publicis or Consultant that are not stated in this Agreement shall be binding. The provisions of this Agreement constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. No modification or amendment shall be binding unless in writing and signed by duly authorized representatives of each Party.

For the avoidance of doubt, this Agreement in no way affects the Executive Employment Consultancy Agreement entered into by Consultant and Leo Burnett Company, Inc. as of March 19, 1993, which remains in full force and effect.

11.	ASSIGNMENT

Consultant shall not assign this Agreement or any part of the Agreement without the written consent of Publicis. In the event of such agreed assignment, Consultant shall continue to be responsible for performance of the obligations or liabilities assumed by Consultant and guarantees satisfactory performance of the contract by its assignee.

12.	APPLICABLE LAW

This Agreement is deemed to be made under and shall be construed according to the laws of the State of New York.

PUBLICIS GROUPE S.A.	ROGER A. HAUPT

/s/ Maurice Lévy	/s/ Roger A. Haupt

Maurice Lévy
Chief Executive Officer

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